                      U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 12b-25


                                                  Commission File Number 0-22289

                            NOTIFICATION OF LATE FILING

(CHECK ONE):  / / Form 10-K and Form 10-KSB   / / Form 20-F       / / Form 11-K
/x/ Form 10-Q and Form 10-QSB  / / Form N-SAR
For Period Ended:                    October 31, 1997
                  -------------------------------------------------------------
/ / Transition Report on Form 10-K          / / Transition Report on Form 10-Q
/ / Transition Report on Form 20-K          / / Transition Report on Form N-SAR
/ / Transition Report on Form 11-K
For the Transition Period Ended:
                                 ----------------------------------------------

  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


                         PART I--REGISTRANT INFORMATION

Full name of registrant              Wherehouse Entertainment, Inc.
                        -------------------------------------------------------
Former name if applicable

-------------------------------------------------------------------------------

Address of principal executive office (STREET AND NUMBER)

                                   19701 Hamilton Avenue
-------------------------------------------------------------------------------
City, State and Zip Code          Torrance CA 90502-1334
                         ------------------------------------------------------


                           PART II-RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rules 12b-25(b), the following should be completed. (Check box if appropriate)

/x/ (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/x/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

/ / (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III--NARRATIVE

The Company requires additional time to incorporate adjustments to Fresh Start Accounting based on information received during the quarter in order to more accurately present the Company's results of operations and its financial position.


                          PART IV--OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

         Lynn Gilmore, Treasurer                310            538-2314
-------------------------------------------------------------------------------
         (Name)                            (Area code)    (Telephone number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
If the answer is no, identify report(s).

                                                    /x/ Yes    / / No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                   / / Yes     /x/ No


    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                       Wherehouse Entertainment, Inc.
-------------------------------------------------------------------------------
                (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  Dec. 12, 1997       By       Robert S. Kelleher
     -----------------      --------------------------------------------------
                            Robert S. Kelleher, Sr. VP, Chief Financial Officer

     INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (SEE 18 U.S.C. 1001).